Exhibit 99.1
FOR IMMEDIATE RELEASE

NewStar Completes Eleventh Middle Market Loan Securitization
Issues New $496 Million Collateralized Loan Obligation

▪	Increased deal size from $400 million to $496 million due to strong demand among both domestic and foreign investors

▪	Placed five classes of floating rate notes priced at par to yield an initial weighted average spread of approximately Libor plus 240 bps

▪	Achieved an advance rate of approximately 83%, placing approximately $410 million of notes rated Aaa through Baa3 by Moody’s and AAA by Fitch

▪	Retained equity interests, totaling approximately $86 million, or 17% of the capital structure, and intended to satisfy European Risk Retention rules

▪	Provides continued funding capacity through April 2019 through a 4.1 year reinvestment period

Boston, MA, March 23, 2015 - NewStar Financial Inc. (Nasdaq:NEWS), an internally-managed commercial finance company, announced today that it completed a $496 million term debt securitization known as NewStar Commercial Loan Funding 2015-1. All floating rate classes of notes were priced at par and the transaction size was increased from $400 million to $496 million to satisfy demand driven by broad participation among institutional investors.
NewStar Commercial Loan Funding 2015-1 was NewStar’s eleventh securitization since inception and part of a programmatic approach to the company’s funding strategy. The notes were backed by a diversified portfolio of commercial loans originated by NewStar. The transaction was executed through a private offering via Rule 144A and Regulation S. Five classes of notes rated Aaa through Baa3 by Moody’s and two classes rated AAA by Fitch totaling approximately $410 million were placed. NewStar retained the subordinated interests, which represented approximately 17% of the capital structure, or about $86 million. The deal was structured in a manner intended to satisfy European risk retention rules and included a small step-up tranche, rated Aaa/AAA, to meet specific investor demand.
"This CLO represents our eleventh to date and our fourth deal in less than 12 months. Our track record of issuance in this market demonstrates the value investors place in the NewStar middle market franchise. The broad interest among investors and the quality of the execution also reflects our continued access to the capital markets and ability to expand and diversify our investor base," said NewStar CEO, Tim Conway. “Wells Fargo did an outstanding job structuring and marketing the deal to drive the best execution.”
“NewStar’s well-established position as a programmatic CLO issuer and the market’s strong receptivity to the deal gave us the opportunity to significantly upsize the transaction and price the deal at attractive levels,” said John Frishkopf, head of asset management and treasury at NewStar. “We were also pleased by our ability to attract a broad range of investors by retaining skin in the game intended to meet European risk retention requirements through continued capital commitments to our balance sheet securitization program,” he added.
NewStar Financial will serve as collateral manager of the CLO, which has a 4.1 year reinvestment period. The notes were rated by Moody’s Investors Service and the A-1 and A-2 classes were also rated by Fitch. All notes were priced to yield an initial weighted average of approximately LIBOR plus 2.40%.
Wells Fargo Securities was placement agent and sole book runner.

This announcement is neither an offer to sell nor a solicitation of an offer to buy the notes.
The notes subject to the private placement have not been registered under the Securities Act of 1933, as amended, or any state securities laws, and may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws.
About NewStar Financial, Inc.:
NewStar Financial (Nasdaq:NEWS) is a specialized commercial finance company focused on meeting the complex financing needs of companies and private investors in the middle markets. The Company specializes in providing a range of senior secured debt financing options to mid-sized companies to fund working capital, growth strategies, acquisitions and recapitalizations, as well as equipment purchases. NewStar originates loans and leases directly through teams of experienced, senior bankers and marketing officers organized around key industry and market segments. The Company targets 'hold' positions of up to $50 million and will selectively underwrite or arrange larger transactions for syndication to other lenders. NewStar is headquartered in Boston MA and has regional offices in Atlanta GA, Chicago IL, Dallas TX, Darien CT, New York NY, Portland OR, and San Francisco CA. Please visit our website at www.newstarfin.com for more detailed information.

Corporate Inquiries:
NewStar Financial
Robert K. Brown
(617) 848-2558